Exhibit 5(a)

October 2, 2003

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Los Condes

Santiago, Chile

Ladies and Gentlemen:

We have acted as counsel to Celulosa Arauco y Constitución S.A. (the “Company”), a sociedad anónima abierta organized under the laws of the Republic of Chile (“Chile”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company, acting through its Panamanian agency, of $300,000,000 aggregate principal amount of 5.125% Notes due 2013 (the “Exchange Securities”). The Exchange Securities will be issued under an indenture dated as of July 9, 2003 (the “Indenture”) between the Company, acting through its Panamanian agency, and JPMorgan Chase Bank, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 5.125% Notes due 2013 (the “Securities”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the laws of Chile, (2) the Company has duly authorized, executed and delivered the Indenture in accordance with its estatutos and other organizational documents and the laws of Chile and the laws of the Republic of Panama (“Panama”), (3) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not violate the laws of Chile or Panama or any other applicable laws (except that no assumption is taken with respect to the law of the State of New York and the federal laws of the United States) and (4) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that you will be relying on (i) the opinion of Portaluppi Guzmán y Bezanilla, Chilean counsel for the Company, with respect to all matters governed by the laws of Chile and (ii) the opinion of Icaza, Gonzalez-Ruiz & Aleman, Panamanian counsel to the

Company, with respect to all matters governed by the laws of Panama, in each case dated and delivered on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption Legal Matters in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP